Exhibit 99.1

925 W Georgia St, Suite 910 Vancouver, British Columbia V6C 3L2 (604) 424-0984 www.gatossilver.com

GATOS SILVER REPORTS SECOND QUARTER 2023 FINANCIAL RESULTS

Vancouver, BC — August 8, 2023 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) today announced its second quarter 2023 financial and operating results. The Company will host an investor and analyst call on August 9, 2023, details of which are provided below.

The Company has a 70% interest in the Los Gatos Joint Venture (“LGJV”), which in turn owns the Cerro Los Gatos (“CLG”) mine in Mexico. Production for the second quarter of 2023 was previously disclosed on July 10, 2023. The Company’s reporting currency is US dollars.

Dale Andres, CEO of Gatos Silver, said: “The LGJV continues to generate robust cash flows and perform in line with our expectations, and we remain on track to achieve 2023 guidance at CLG. We are in a strong financial position with the Company now debt free and with a strong cash balance. We are progressing well with our planned update to CLG’s mineral resource and reserve estimate which we expect to announce later this quarter, including a new life of mine plan.”

Summary

LGJV Q2 2023 results compared to Q2 2022 (100% basis):

•	Revenue of $58.3 million, up 2% from $57.2 million

•	Cost of sales $25.8 million, down 7% from $27.8 million

•	Cash flow from operations of $34.3 million, down 11% from $38.5 million

•	Net income $0.7 million, down 78% from $3.4 million

•	Sustaining capital $13.1 million, down 41% from $22.2 million

•	EBITDA $27.5 million, up 29% from $21.4 million[1]

•	Free cash flow $19.7 million, up 1% from $19.5 million[1]

•	Silver production 2.00 million ounces, down 13% from 2.30 million

•	Silver equivalent production of 3.30 million ounces, down 12% from 3.73 million[2]

•	Co-product all-in sustaining costs (“AISC”) of $17.55 per ounce of payable silver, up 16% from $15.13[1]

•	By-product AISC of $14.32 per ounce of payable silver, up 36% from $10.54[1]

1 See Non-GAAP Financial Measures below

2 Silver equivalent production is calculated using prices of $22/oz silver, $1.20/lb zinc, $0.90/lb lead and $1,700/oz gold

In Q2 2023, Gatos Silver’s net loss was $3.6 million or $(0.05) per share compared with net income of $5.2 million or $0.08 per share in Q2 2022. The decline is primarily attributable to lower equity income from the LGJV driven by higher depreciation, depletion and amortization and income tax expenses. Higher general and administrative expenses for the quarter were attributable in part to auditing and consulting costs for the restatement of financial results which are non-recurring expenses.

On July 20, 2023, subsequent to the quarter end, the Company received a $35.0 million cash distribution from the LGJV, of which $9.0 million was used to pay the entire outstanding balance of the Revolving Credit Facility. As of July 31, 2023, the Company is debt free with a cash position of $36.0 million and $50 million available under the Revolving Credit Facility. As of July 31, 2023 the LGJV is debt free and has a cash position of $30.1 million.

Financial and Operating Results

Below is select operational and financial information for the three and six months ended June 30, 2023, and 2022. For a detailed discussion of the three and six months financial and operating results refer to the Form 10-Q for the quarter ended June 30, 2023 filed on August 8, 2023 on both the EDGAR and SEDAR systems and posted on the Company’s website at https://gatossilver.com. Totals may not add due to rounding.

Los Gatos Joint Venture

CLG 100% Basis Selected Financial Information	Three Months Ended June 30,		Six Months Ended June 30,
Amounts in millions unless otherwise stated	2023	2022	2023	2022
Revenue	$ 58.3	$ 57.2	$ 128.1	$ 144.8
Cost of sales	25.8	27.8	51.8	52.9
Royalties	0.3	0.9	0.7	2.4
Exploration	0.7	2.2	1.1	4.4
General and administrative	4.4	3.6	8.3	6.4
Depreciation, depletion and amortization	22.0	16.1	42.8	32.4
Other (income) expense	(0.4)	1.4	(0.9)	1.1
Income tax expense	4.7	1.8	10.7	15.8
Net income	$ 0.7	$ 3.4	$ 13.4	$ 29.4

Sustaining capital	$ 13.1	$ 22.2	$ 20.7	$ 40.0
Resource development drilling expenditures	$ 4.0	$ -	$ 7.0	$ -
EBITDA[1]	$ 27.5	$ 21.4	$ 67.1	$ 77.9
Cash flow provided by operating activities	$ 34.3	$ 38.5	$ 74.4	$ 80.5
Free cash flow[1]	$ 19.7	$ 19.5	$ 48.4	$ 42.4

Operating Results (CLG 100% Basis)
Tonnes milled (dmt)	265,342	211,350	525,770	446,335
Tonnes milled per day (dmt)	2,916	2,323	2,905	2,466
Average Grades
Silver grade (g/t)	265	374	296	363
Zinc grade (%)	4.00	5.03	3.96	4.56
Lead grade (%)	1.85	2.79	1.86	2.49
Gold grade (g/t)	0.26	0.38	0.28	0.34
Production - Contained Metal
Silver ounces (millions)	2.00	2.30	4.43	4.69
Zinc pounds – in zinc conc. (millions)	14.8	15.6	28.9	29.3
Lead pounds – in lead conc. (millions)	9.7	11.8	19.1	22.0
Gold ounces – in lead conc. (thousands)	1.2	1.3	2.6	2.6
Silver equivalent ounces (millions)[2]	3.30	3.73	6.99	7.39
Co-product cash cost per ounce of payable silver equivalent[1]	$ 12.72	$ 9.48	$ 11.49	$ 9.48
By-product cash cost per ounce of payable silver[1]	$ 7.10	$ (0.10)	$ 4.66	$ (0.15)
Co-product AISC per ounce of payable silver equivalent[1]	$ 17.55	$ 15.13	$ 14.94	$ 14.77
By-product AISC per ounce of payable silver[1]	$ 14.32	$ 10.54	$ 9.80	$ 9.17

1 See Non-GAAP Financial Measures below

2 Silver equivalent production is calculated using prices of $22/oz silver, $1.20/lb zinc, $0.90/lb lead and $1,700/oz gold

Gatos Silver, Inc.

	Three Months Ended June 30,		Six Months Ended June 30,
Select Financial information
(Amounts in millions, except net loss per share)	2023	2022	2023	2022
Exploration	$ -	$ -	$ -	$ 0.1
General and Administrative	6.1	4.3	11.7	11.0
Amortization	0.0	0.0	0.1	0.1
Total expenses	6.2	4.3	11.8	11.2
Equity income in affiliates	1.5	8.8	6.5	15.6
Other income	1.1	1.1	2.5	2.3
Net other income	2.6	9.9	9.0	17.9
Income tax expense	-	0.3	-	0.3
Net (loss) income	$ (3.6)	$ 5.2	$ (2.8)	$ 6.3
Net (loss) income per share	$ (0.05)	$ 0.08	$ (0.04)	$ 0.09

EBITDA[1]	$ (3.4)	$ 5.7	$ (2.3)	$ 6.9
Cash (used) provided by operating activities	$ (3.8)	$ 2.0	$ (7.9)	$ 0.7
Free cash flow[1]	$ (3.8)	$ 2.0	$ (7.9)	$ 0.7

1 See Non-GAAP Financial Measures below

2023 Guidance Unchanged

The Company’s 2023 production and cost guidance remains unchanged. Silver production was higher in the first half of 2023 than the annual guidance run rate as expected in the mine plan. Based on current mine plan sequencing at CLG, the Company expects the quarterly production run rate for silver to be lower and zinc and lead to be slightly higher for the remainder of the year compared with the first half.

Quarterly co-product and by-product AISCs are expected to be similar to the second quarter for the remainder of the year. The Company expects ongoing cost reduction initiatives to continue to help offset impacts from the current lower by-product prices and the stronger Mexican peso.

The Company continues to expect sustaining capital expenditures at CLG of $45 million in 2023 ($20.7 million spent in H1 2023). Total exploration and resource definition drilling expenditures are now expected to be $16 million in 2023 up from $13 million previously forecast. Of the $16 million, $13 million is expected to be capitalized as a resource development expenditure. In the first half of 2023, exploration expenditures were $1.1 million and capitalized resource definition drilling expenditures were $7.0 million.

Financial Results Webcast and Conference Call

Investors and analysts are invited to attend the financial results webcast and conference call as follows:

Date: Wednesday August 9, 2023

Time:  11:00 a.m. ET

Listen-Only Webcast: https://conferencingportals.com/event/ZopVRZVK

Direct Event Registration Link (for Analysts only): https://events.q4inc.com/attendee/919092989

Dial-In Number: 1 (888) 330-2398 or 1 (240) 789-2709; press # to access an operator

An archive of the webcast will be available on the Company’s website at: https://gatossilver.com within 24 hours.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. As a 70% owner of the Los Gatos Joint Venture (“LGJV”), the Company is primarily focused on operating the Cerro Los Gatos mine and on growth and development of the Los Gatos district. The LGJV includes approximately 103,000 hectares of mineral rights, representing a highly prospective and under-explored district with numerous silver-zinc-lead epithermal mineralized zones identified as priority targets.

Qualified Person

Scientific and technical disclosure in this press release was approved by Anthony (Tony) Scott, P.Geo., Senior Vice President of Corporate Development and Technical Services of Gatos Silver who is a “Qualified Person” as defined in S-K 1300 and NI 43-101.

Non-GAAP Financial Measures

We use certain measures that are not defined by GAAP to evaluate various aspects of our business. These non-GAAP financial measures are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP.

Cash Costs and All-In Sustaining Costs

Cash costs and all-in sustaining costs (“AISC”) are non-GAAP measures. AISC was calculated based on guidance provided by the World Gold Council (“WGC”). WGC is not a regulatory industry organization and does not have the authority to develop accounting standards for disclosure requirements. Other mining companies may calculate AISC differently as a result of differences in underlying accounting principles and policies applied, as well as definitional differences of sustaining versus expansionary (i.e. non-sustaining) capital expenditures based upon each company’s internal policies. Current GAAP measures used in the mining industry, such as cost of sales, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that cash costs and AISC are non-GAAP measures that provide additional information to management, investors and analysts that aid in the understanding of the economics of the Company’s operations and performance compared to other producers and provides investors visibility by better defining the total costs associated with production.

Cash costs include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, treatment and refining costs, general and administrative costs, royalties and mining production taxes. AISC includes total production cash costs incurred at the LGJV’s mining operations plus sustaining capital expenditures. The Company believes this measure represents the total sustainable costs of producing silver from current operations and provides additional information of the LGJV’s operational performance and ability to generate cash flows. As the measure seeks to reflect the full cost of silver production from current operations, new project and expansionary capital at current operations are not included. Certain cash expenditures such as new project spending, tax payments, dividends, and financing costs are not included.

EBITDA

Management uses earnings before interest, income tax, depreciation, depletion and amortization (“EBITDA”) to evaluate the Company’s operating performance, to plan and forecast its operations, and assess leverage levels and liquidity measures. The Company believes the use of EBITDA reflects the underlying operating performance of our core mining business and allows investors and analysts to compare results of the Company to similar results of other mining companies. EBITDA do not represent, and should not be considered an alternative to, net income or cash flow from operations as determined under GAAP.

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Cash Provided By (Used In) Operating Activities less Cash flow from Investing Activities as presented on the Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

Reconciliation of GAAP to non-GAAP measures

The table below presents a reconciliation between the most comparable GAAP measure of the LGJV’s expenses to the non-GAAP measures of (i) cash costs, (ii) cash costs, net of by-product credits, (iii) co-product AISC and (iv) by-product AISC for our operations.

CLG 100% Basis	Three Months		Six Months Ended
Financial	Ended June 30,		June 30,
Amounts in thousands unless otherwise stated	2023	2022	2023	2022
Expenses	$53,215	$50,638	$104,839	$98,503
Depreciation, depletion and amortization	(22,027)	(16,055)	(42,846)	(32,397)
Exploration[1]	(657)	(2,233)	(1,120)	(4,354)
Treatment and refining costs[2]	3,917	4,880	8,072	9,844
Cash costs	$34,448	$37,230	$68,945	$71,596
Sustaining capital[3]	13,100	22,177	20,742	39,950
Co-product all-in sustaining costs	$47,548	$59,407	$89,687	$111,546
By-product credits[4]	(21,574)	(37,444)	(50,161)	(72,235)
All-in sustaining costs, net of by-product credits	$25,974	$21,963	$39,526	$39,311
Cash costs, net of by-product costs	$12,874	$(214)	$18,784	$(639)

Payable ounces of silver equivalent[5]	2,709	3,927	6,002	7,550
Co-product cash cost per ounce of payable silver equivalent	$12.72	$9.48	$11.49	$9.48
Co-product AISC per ounce of payable silver equivalent	$17.55	$15.13	$14.94	$14.77

Payable ounces of silver	1,814	2,083	4,033	4,286
By-product cash cost per ounce of payable silver	$7.10	$(0.10)	$4.66	$(0.15)
By-product AISC per ounce of payable silver	$14.32	$10.54	$9.80	$9.17
(1)	Exploration costs are not related to current operations.

(2)	Represent reductions on customer invoices and included in Sales of the LGJV combined statement of income (loss).

(3)	Sustaining capital excludes resource development drilling costs related to resource development drilling of the South- East Deeps zone.

(4)	By-product credits reflect realized metal prices of zinc, lead and gold for the applicable period, which includes any final settlement adjustments from prior periods.

(5)	Payable silver equivalents utilize the average realized prices during the six months ended June 30, 2023, of $25.48/oz silver, $1.21/lb zinc, $0.99/lb lead and $1,801/oz gold and the average realized prices during the three months ended June 30, 2023, of $24.11/oz silver, $0.99/lb zinc, $0.92/lb lead and $1,817/oz gold. Payable silver equivalents utilize the average realized prices during the six months ended June 30, 2022, of $22.13/oz silver, $2.03/lb zinc, $0.96/lb lead and $1,722/oz gold and the average realized prices during the three months ended June 30, 2022, of $20.31/oz silver, $1.97/lb zinc,$0.92/lb lead and $1,599/oz gold. Realized prices include the impact of final settlement adjustments from sales.

The table below reconciles EBITDA, a non-GAAP measure to Net (loss) Income for the Company:

	Three Months Ended June 30		Six Months Ended June 30
(in thousands of U.S. dollars)	2023	2022	2023	2022
Net income (loss)	$ (3,593)	$ 5,231	$ (2,758)	$ 6,281
Interest expense	183	123	347	226
Income tax expense	-	340	-	340
Depreciation, depletion and amortization	34	44	71	88
EBITDA	$ (3,376)	$ 5,738	$ (2,340)	$ 6,935

The table below reconciles EBITDA, a non-GAAP financial measure, to the Net Income of the LGJV:

	Three Months Ended June 30		Six Months Ended June 30
(in thousands of U.S. dollars)	2023	2022	2023	2022
Net (loss) income	$ 746	$ 3,354	$ 13,447	$ 29,433
Interest expense	15	174	141	265
Income tax expense	4,741	1,798	10,698	15,786
Depreciation, depletion and amortization	22,027	16,055	42,846	32,397
EBITDA	$ 27,529	$ 21,381	$ 67,132	$ 77,881

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to cash provided by (used by) operating activities for the Company, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow.

	Three Months Ended June 30		Six Months Ended June 30
(in thousands of U.S. dollars)	2023	2022	2023	2022
Cash flows provided by (used by) operating activities	$ (3,762)	$ 2,020	$ (7,865)	$ 688
Cash flows used by investing activities	-	(27)	-	(27)
Free cash flow	$ (3,762)	$ 1,993	$ (7,865)	$ 661

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to cash flows provided by operating activities for the LGJV.

	Three Months Ended June 30		Six Months Ended June 30
(in thousands of U.S. dollars)	2023	2022	2023	2022
Cash flows provided by operating activities	$ 34,321	$ 38,469	$ 74,365	$ 80,523
Cash flows used by investing activities	(14,626)	(18,983)	(25,992)	(38,149)
Free cash flow	$ 19,695	$ 19,486	$ 48,373	$ 42,374

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding timing of an updated mineral resource and reserve estimate and life of mine plan, production and cost guidance for 2023, expected, expected production run rates for silver and zinc, co-product and by-product AISCs for the remainder of 2023, the effectiveness of ongoing cost reduction initiatives, and expectations regarding sustaining capital and exploration and resource development expenditures are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements, and such other risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

Investors and Media Contact

André van Niekerk
Chief Financial Officer
investors@gatossilver.com
(604) 424 0984